Exhibit (h)(8)(ii)
AMENDMENT NO. 2 TO THE
THIRD PARTY FEEDER FUND
AGREEMENT
AMONG
BB&T FUNDS,
BB&T AM DISTRIBUTORS, INC.
AND
MASTER INVESTMENT PORTFOLIO

     The Third Party Feeder Fund Agreement among BB&T Funds, BB&T AM Distributors, Inc. and Master Investment Portfolio dated as of April 19, 2007 (the “Agreement”) is hereby amended as follows:
1.	Schedule B to the Agreement is replaced and superseded by the version of Schedule B attached hereto.

2.	The reference to “Barclays Global Investors, N.A.” in the Agreement is replaced with “BlackRock Institutional Trust Company, N.A.”

3.	This Amendment No. 2 to the Agreement (this “Amendment”) supplements the Agreement and all of the terms and conditions of the Agreement continue to remain in full force and effect, provided that to the extent there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall control. Except as otherwise specified herein, all terms used in this Amendment shall have the meaning ascribed to them in the Agreement.

4.	The names “BB&T Funds” and “Trustees of BB&T Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of June 2, 2007 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers, thereunto duly authorized, as of February 2, 2010.
BB&T Funds,
on behalf of itself and the
funds identified on Schedule A of the Agreement

By:	/s/ Todd M. Miller

Name: Todd M. Miller Title: Vice President

BB&T AM Distributors, Inc.

By:	/s/ Bruno DiStefano

Name: Bruno DiStefano
Title: Vice President
MASTER INVESTMENT PORTFOLIO,
on behalf of itself and
the Master Portfolios identified on Schedule B hereto

By:	/s/ Denis R. Molleur

Name: Denis R. Molleur
Title: Assistant Secretary

SCHEDULE B
MASTER INVESTMENT PORTFOLIOS
S&P 500 Stock Master Portfolio
Approved: April 19, 2007
As Amended: February 2, 2010